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                                                                   EXHIBIT 12.1
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                                     ASSOCIATED MATERIALS INCORPORATED
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       (IN THOUSANDS, EXCEPT RATIOS)
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                                                                                                              Twelve
                                                                                    108 Days     257 Days     Months
                                                     Twelve Months Ended            Ended        Ended        Ended
                                                        December 31,                April 18,   December 31,  January 3,
                                                  ------------------------------  ------------  ------------  ----------
                                                  1999       2000        2001        2002(a)     2002         2004
                                                -------     ------      ------      --------    ------        -----
                                                           Predecessor            Predecessor
                                                --------------------------------  -----------
Income (loss) before
income
  tax expense                                     $33,528    $40,110     $41,320     $(4,780)    $21,721     $41,919

Fixed Charges
  Interest expense                                $ 7,108    $ 7,177     $ 7,172     $ 2,153     $16,977     $27,369
  Accrued dividends on Holdings' preferred
   stock                                              --         --          --          --       14,653      22,096
  Portion of rents representative of
   interest factor                                  4,337      4,842       5,823       1,996       4,057       7,096
  Amortization of debt                                275        274         274          69         --          --
                                                  -------    -------     -------     -------     -------     -------

  Total fixed charges                             $11,720    $12,293     $13,339     $ 4,218     $35,687     $56,561
                                                  =======    =======     =======     =======     =======     =======

Earnings/(losses):                                $45,248    $52,403     $54,659     $  (562)    $57,408     $98,480

Ratio of earnings to fixed charges                    3.9        4.3         4.1         --          1.6         1.7
                                                  =======    =======     =======     =======     =======     =======
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(a) The deficiency in the ratio of earnings to fixed charges is approximately
    $4.8 million for the one hundred eight days ended April 18, 2002.